Exhibit 99.1

Altair Nanotechnologies Clears CFIUS Hurdle to Completing the Canon Investment Transaction

RENO, NV – January 31, 2011 – Altair Nanotechnologies Inc. (Nasdaq: ALTI) today announced that on January 28, 2011, it was notified by the Committee on Foreign Investment in the United States (“CFIUS”), that CFIUS had concluded its review and identified no unresolved national security concerns with respect to the investment in the Company by Canon Investment Holdings Limited (“Canon”) pursuant to the Share Subscription Agreement, dated September 20, 2010 between Canon and the Company.  As a result CFIUS takes no adverse action with respect to the Canon transaction and will advise the relevant members of Congress and the congressional committees accordingly.

The positive conclusion of this CFIUS review was the last remaining major obstacle to the closing of the Canon investment.  Company shareholders previously approved the transaction at a special shareholder meeting held on December 27, 2010. The Company anticipates wrapping up the final details during the week of February 6, 2011.

The CFIUS review process was initiated by the Company and Canon jointly filing a voluntary notice on November 23, 2010 requesting review of the proposed transaction.  Under the governing regulations, CFIUS had a period of 30 days to review the notification and could, at the end of that period, initiate a 45-day investigation of the transaction.  On December 27, 2010, the Company received written notification from CFIUS that it intended to commence such an investigation.  The 45-day period was to expire on February 10, 2011, but CFIUS was able to conclude their investigation sooner.

“We are extremely pleased that this final hurdle has been cleared and we can now move forward expeditiously with the close and begin to realize the benefits of the Canon investment and relationship,” stated Terry Copeland, Altairnano President and CEO, “We look forward to a bright future with tremendous opportunity.”

About Altair Nanotechnologies Inc.
Headquartered in Reno, Nev. with manufacturing in Anderson, Ind., Altairnano is a leading provider of fast response battery systems technology. Altairnano’s lithium-titanate based battery systems are among the highest performing in the world, and are used primarily to provide regulation and renewable integration in the areas of mass transit and stationary power. For more information, please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risk that various other conditions to the closing of the Canon transaction may not be satisfied and, as a result, the transaction may not close; and that if it does close significant cultural and business differences may make it difficult to realize the anticipated benefits. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:
Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310.541.6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310.541.6824
therbert@cleantech-ir.com
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